Exhibit 99.1

Pinnacle Foods Inc. Reports Q4 and Full Year 2014 Results

Company Provides EPS Guidance for Fiscal 2015 Representing 7-10% Growth

Parsippany, NJ, February 24, 2015 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the fourth quarter and full year ended December 28, 2014, delivering significant growth in diluted earnings per share for the year. The Company also provided its outlook for fiscal 2015, including Adjusted diluted earnings per share in the range of $1.86 to $1.91, representing growth of 7-10%.

Highlights of 2014 include:

•	Grew consolidated net sales 5.2% and North America Retail net sales 6.9%

•	Gained composite market share in 2014, growing or holding share in 9 of 13 categories

•	Expanded Adjusted gross margin by approximately 50 basis points through continued strong productivity and favorable product mix, despite higher-than-anticipated inflation

•	Delivered 13% growth in Adjusted EBIT and grew Adjusted EBITDA by 11% to $504 million

•	Grew Adjusted pro forma diluted EPS by 14.5% to $1.74, representing the top of the Company’s guidance range

•
Acquired Garden Protein International Inc., the rapidly-growing manufacturer of the plant-based protein brand gardein, and the Centralia, Illinois manufacturing site of Gilster Mary Lee, the primary manufacturing operation for Duncan Hines

•
Drove net cash provided by operating activities to approximately $400 million, excluding the benefit of the termination fee totaling $153 million, net of expenses, associated with the terminated merger agreement with The Hillshire Brands Company

•	Reduced debt by approximately $200 million and achieved a year-end net leverage ratio of 4.23x

•	Successfully executed two secondary offerings, dramatically increasing public float and liquidity

•	Added two new independent directors to the Company’s Board

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We are pleased with the strong results we delivered in our second year as a public company - achieving double-digit EPS growth, expanding gross margin and generating exceptional cash flow that enabled us to reduce leverage and return over $100 million in cash to our shareholders through dividends. We navigated successfully through an eventful year in which we made two modest, but highly strategic, acquisitions and managed through the disruption of a terminated merger agreement, while continuing to build market share in a highly competitive industry.  The 2015 guidance that we are providing today reflects the confidence we have in the ability of our business model and team to continue to create shareholder value.”

Full-Year Fiscal 2014 Results
Consolidated net sales for the year increased 5.2% to $2.59 billion, compared to $2.46 billion in fiscal 2013, reflecting a 6.2% benefit from acquisitions and a 0.3% increase from higher volume/mix, partially offset by lower net price realization of 1.1% and unfavorable foreign currency translation of 0.2%.

Net sales for the Company's North America Retail business, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, advanced 6.9%, reflecting a 7.1% benefit from acquisitions and a 1.2% increase from higher volume/mix, partially offset by lower net price realization of 1.1% and unfavorable foreign currency translation of 0.3%. Strong net sales growth was registered for the Birds Eye frozen vegetable and Voila! skillet meal businesses, Hungry-Man frozen entrees, Vlasic pickles and Armour canned meat, while Aunt Jemima frozen breakfast products and Duncan Hines baking products declined.

Gross profit for the year increased 4.1% to $681.2 million, or 26.3% of net sales, compared to gross profit of $654.2 million, or 26.6% of net sales, in 2013. Excluding items affecting comparability, gross profit advanced 7.1% to $711.3 million and, as a percentage of net sales, gross profit expanded by approximately 50 basis points to 27.5%. This performance largely reflected strong productivity savings and favorable product mix, partially offset by the impacts of inflation and lower net price realization.

EBIT advanced significantly to $512.3 million for the year, compared to $293.0 million in 2013, significantly driven by the Hillshire merger termination fee. Excluding this fee and other items affecting comparability, EBIT increased 13% to $423.4 million, compared to $374.2 million in 2013, primarily reflecting the growth in net sales, gross margin expansion and the benefit of a vacation policy change amounting to $6.5 million in the fourth quarter of 2014 to more closely align with market practices. Partially offsetting these factors was higher consumer marketing investment.

Adjusted EBITDA advanced 11.4% to $504.0 million in 2014, compared to $452.4 million in 2013. Adjusted EBIT and Adjusted EBITDA are Non-GAAP measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the tables that accompany this release.

GAAP net earnings advanced significantly to $248.4 million in 2014, compared to $89.3 million in 2013, driven by the benefit of the merger termination fee. On a pro forma basis excluding items affecting comparability, net earnings advanced approximately 15% to $203.4 million, or $1.74 per diluted share, compared to net earnings of $177.4 million, or $1.52 per diluted share, in the year-ago period. This performance reflected the strong growth in EBIT and a lower effective tax rate, partially offset by higher interest expense associated with the Wish-Bone acquisition.

Net cash provided by operating activities increased significantly to $551 million in 2014, or approximately $400 million excluding the benefit of the merger termination fee, compared to $262 million in 2013, driven by the growth in net earnings and improvement in working capital.

Fourth Quarter Consolidated Results
Net sales in the fourth quarter of 2014 decreased 0.6% to $705.3 million, compared to net sales of $709.3 million in the fourth quarter of 2013. This performance reflected a 1.0% benefit from the Gardein acquisition and a 0.2% increase from higher net price realization, more than offset by lower volume/mix of 1.6%, driven by the expected decline at the Specialty Foods segment, and unfavorable foreign currency translation of 0.2%.

North America Retail net sales increased 0.9% to $622.7 million in the fourth quarter of 2014, compared to net sales of $617.2 million in the year-ago period. This performance reflected a 1.1% benefit from the Gardein acquisition and a 0.2% increase from higher net price realization, partially offset by lower volume/mix of 0.2% and unfavorable foreign currency translation of 0.2%.

Gross profit decreased 4.6% to $188.4 million, or 26.7% of net sales, in the fourth quarter of 2014, compared to gross profit of $197.6 million, or 27.9% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 1.6% to $207.5 million and, as a percentage of net sales, gross profit expanded by approximately 60 basis points to 29.4%. This performance reflected the benefits of continued strong productivity, slightly higher net price realization and the impact of $2.7 million from the aforementioned vacation policy change, partially offset by higher-than-anticipated inflation associated with trucking and rail capacity constraints.

EBIT declined to $93.6 million in the fourth quarter of 2014, compared to $116.5 million in the fourth quarter of 2013. This decline was driven by items affecting comparability, including a fourth quarter non-cash compensation charge of approximately $24 million associated with the accelerated vesting of equity compensation triggered by the decline in Blackstone ownership following the secondary offering in November. Excluding this charge and other items affecting comparability, EBIT increased 7.5% to $142.5 million in the fourth quarter of 2014, compared to $132.5 million in 2013, driven by the growth in Adjusted gross profit and lower selling, general and administrative expenses, driven by the impact of $3.8 million from the vacation policy change. Adjusted EBITDA advanced 6.6% to $163.1 million in the fourth quarter of 2014, compared to $153.0 million in the fourth quarter of 2013.

Net interest expense for the quarter, excluding items affecting comparability, declined 8.0% to $22.4 million, compared to $24.3 million in the year-ago period, primarily driven by the previously-disclosed $200 million debt reduction in the third quarter and the related 25 basis point term loan interest rate step-down. On the same basis, the effective tax rate for the quarter declined to 37.4%, compared to 39.0% in the year-ago period, due to changes in federal legislation and a reduction in state taxes.

Net earnings in the fourth quarter declined to $36.1 million, compared to $55.7 million in the year-ago period. Excluding items affecting comparability, net earnings for the fourth quarter increased approximately 14% to $75.2 million, or $0.64 per diluted share, compared to net earnings of $66.0 million, or $0.57 per diluted share, in the year-ago period.

Net cash provided by operating activities totaled $138 million in the fourth quarter of 2014, compared to net cash provided by operating activities of $121 million in the year-ago quarter.

Fourth Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment increased 4.9% to $317.4 million in the fourth quarter of 2014, compared to $302.4 million in the prior-year period. This performance reflected a 2.3% benefit from the Gardein acquisition, higher volume/mix of 2.0% and higher net price realization of 0.6%. Growth in the Birds Eye frozen vegetable and Voila! skillet meal businesses, reflecting continued distribution expansion and strong growth of Voila! Family Size varieties, along with strength of Hungry-Man frozen entrees, driven by success of the new Hungry-Man Selects line, was partially offset by lower sales of Mrs. Paul’s and Van de Kamp’s frozen prepared seafood.

EBIT for the Birds Eye Frozen segment declined approximately 20% to $54.3 million in the fourth quarter of 2014, compared to $68.2 million in fourth quarter of 2013. Excluding items affecting comparability, EBIT increased 2.8% to $71.0 million, driven by the growth in net sales, productivity savings and the vacation policy change, partially offset by higher logistics costs and packaging investments.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 3.0% to $305.4 million in the fourth quarter of 2014, compared to $314.7 million in the year-ago period, due to lower volume/mix of 2.1%, reduced net price realization of 0.4% and unfavorable foreign currency translation of 0.5%. Strong growth in Vlasic pickles, including the introduction of Vlasic Bold & Spicy, was more than offset by lower sales of Duncan Hines baking products, due to category softness, despite the brand growing market share for the quarter and the year.

EBIT for the Duncan Hines Grocery segment advanced approximately 9% to $51.5 million in the fourth quarter of 2014, compared to $47.0 million in the year-ago period. Excluding items affecting comparability, EBIT advanced 10% to $68.4 million, driven by productivity savings, lower marketing spending and the vacation policy change, partially offset by the decline in net sales and higher logistics costs.

Specialty Foods
Net sales for the Specialty Foods segment decreased 10.3% to $82.6 million in the fourth quarter of 2014, compared to $92.1 million in the fourth quarter of 2013, due to lower volume/mix of 10.9%, largely reflecting the timing of private label canned meat sales versus the prior year, partially offset by higher net price realization of 0.6%.

EBIT for the Specialty Foods segment decreased approximately 15% to $7.5 million in the fourth quarter of 2014, compared to $8.9 million in the fourth quarter of 2013. Excluding items affecting comparability, EBIT advanced 1.6% to $9.1 million, largely driven by productivity savings and the vacation policy change, partially offset by the decline in net sales and higher logistics costs.

Outlook for 2015
The Company expects Adjusted diluted EPS for 2015 to be in the range of $1.86 to $1.91, excluding items affecting comparability. This outlook, which represents 7-10% growth, includes the following assumptions:

•	Input cost inflation for the year is estimated at approximately 3.0% to 3.5%, with first quarter inflation estimated to be the highest of the year.

•	Productivity for the year is estimated in the range of 3.0% to 4.0% of cost of products sold, with savings again expected to be greater in the second half of the year versus the first half.

•	Interest expense for the year is estimated to approximate $90 million, largely reflecting the benefits of debt reduction in 2014 and the related interest rate step-down.

•	The effective tax rate for the year is estimated at 38.0%.

•	The weighted average diluted share count for the year is estimated at approximately 117 million.

Conference Call Information
The Company will host an investor conference call on Tuesday, February 24, 2015 at 8:30AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866)-802-4355 in the U.S. and Canada or (703) 639-1323 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q4 Earnings Call. A replay of the call will be available, beginning February 24, 2015 at 1:00 PM (ET) until March 11, 2015, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1642543. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 24, 2015 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales	$705,333	$709,322	$2,591,183	$2,463,802
Cost of products sold	516,915	511,745	1,909,985	1,809,553
Gross profit	188,418	197,577	681,198	654,249

Marketing and selling expenses	43,552	41,700	177,372	175,702
Administrative expenses	41,701	26,601	117,275	119,790
Research and development expenses	2,803	2,691	11,281	10,516
Termination fee received, net of costs, associated with the Hillshire merger agreement	6	—	(152,982)	—
Other expense (income), net	6,716	10,108	15,981	55,204
	94,778	81,100	168,927	361,212
Earnings before interest and taxes	93,640	116,477	512,271	293,037
Interest expense	22,404	24,476	96,174	132,354
Interest income	28	73	121	141
Earnings before income taxes	71,264	92,074	416,218	160,824
Provision for income taxes	35,135	36,367	167,800	71,475
Net earnings	$36,129	$55,707	$248,418	$89,349

Net earnings per share
Basic	$0.31	$0.48	$2.15	$0.84
Weighted average shares outstanding- basic	115,780	115,601	115,698	106,841
Diluted	$0.31	$0.48	$2.13	$0.82
Weighted average shares outstanding- diluted	116,950	116,540	116,885	108,619
Dividends declared	$0.24	$0.21	$0.89	$0.57

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	December 28, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$38,477	$116,739
Accounts receivable, net of allowances of $6,801 and $5,849, respectively	190,754	164,664
Inventories	356,467	361,872
Other current assets	8,223	7,892
Deferred tax assets	121,788	141,142
Total current assets	715,709	792,309
Plant assets, net of accumulated depreciation of $349,639 and $297,103, respectively	605,906	523,270
Tradenames	2,001,874	1,951,392
Other assets, net	157,896	186,125
Goodwill	1,719,560	1,628,095
Total assets	$5,200,945	$5,081,191

Current liabilities:
Short-term borrowings	$2,396	$2,437
Current portion of long-term obligations	11,916	24,580
Accounts payable	198,579	142,353
Accrued trade marketing expense	36,210	37,060
Accrued liabilities	106,488	99,755
Dividends payable	27,847	25,119
Total current liabilities	383,436	331,304
Long-term debt (includes $47,315 and $63,976 owed to related parties, respectively)	2,285,984	2,476,167
Pension and other postretirement benefits	61,830	49,847
Other long-term liabilities	34,305	24,560
Deferred tax liabilities	721,401	601,272
Total liabilities	3,486,956	3,483,150
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,293,745 and 117,231,853, respectively	1,173	1,172
Additional paid-in-capital	1,363,129	1,328,847
Retained earnings	419,531	275,519
Accumulated other comprehensive loss	(37,734)	(7,497)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	—
Total shareholders' equity	1,713,989	1,598,041
Total liabilities and shareholders' equity	$5,200,945	$5,081,191

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Fiscal Year Ended
	December 28, 2014	December 29, 2013
Cash flows from operating activities
Net earnings	$248,418	$89,349
Non-cash charges (credits) to net earnings
Depreciation and amortization	80,627	78,225
Amortization of discount on term loan	2,461	1,354
Amortization of debt acquisition costs	4,046	4,395
Call premium on note redemptions	—	34,180
Refinancing costs and write off of debt issuance costs	1,879	19,668
Change in value of financial instruments	12,537	(535)
Equity-based compensation charge	35,951	7,933
Pension expense, net of contributions	(9,300)	(9,131)
Gain on sale of assets held for sale	(1,541)	(3,627)
Other long-term liabilities	1,962	(1,872)
Unrealized foreign exchange losses	2,620	—
Deferred income taxes	159,537	67,852
Changes in working capital
Accounts receivable	(21,630)	(21,347)
Inventories	21,557	16,129
Accrued trade marketing expense	(516)	(7,290)
Accounts payable	24,910	4,112
Accrued liabilities	(11,525)	(17,052)
Other current assets	(1,283)	(101)
Net cash provided by operating activities	550,710	262,242
Cash flows from investing activities
Payments for business acquisitions	(169,373)	(575,164)
Capital expenditures	(102,967)	(84,055)
Proceeds from sale of plant assets	2,328	6,853
Net cash used in investing activities	(270,012)	(652,366)
Cash flows from financing activities
Net proceeds from issuance of common stock	489	624,953
Repurchases of equity	—	(191)
Dividends paid	(101,606)	(41,664)
Proceeds from bank term loans	—	2,142,394
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(219,967)	(1,736,146)
Repurchase of notes	—	(899,180)
Proceeds from short-term borrowings	4,757	5,078
Repayments of short-term borrowings	(4,799)	(4,779)
Borrowings under revolving credit facility	65,000	—
Repayments of revolving credit facility	(65,000)	—
Repayment of capital lease obligations	(2,373)	(2,943)
Purchase of stock for treasury	(32,110)	—
Excess tax benefits on stock-based compensation	905	—
Taxes paid related to net share settlement of equity awards	(3,061)	—
Debt acquisition costs	(258)	(23,142)
Net cash (used in) provided by financing activities	(358,023)	414,380
Effect of exchange rate changes on cash	(937)	202
Net change in cash and cash equivalents	(78,262)	24,458
Cash and cash equivalents - beginning of period	116,739	92,281
Cash and cash equivalents - end of period	$38,477	$116,739

Supplemental disclosures of cash flow information:
Interest paid	$88,783	$120,310
Interest received	121	141
Income taxes paid	7,802	3,425
Non-cash investing and financing activities:
New capital leases	1,288	2,030
Note payable issued in connection with acquisitions	14,850	—
Dividends payable	27,847	25,119
Accrued additions to Plant assets at December 28, 2014 were $25,763. As of December 29, 2013 they were not significant.

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended December 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	December 28,	Other Restructuring	Non-Cash	December 28,
	2014	Charges (2)	Items (3)	2014
Net sales	$705,333	$—	$—	$705,333
Gross profit	$188,418	$5,835	$13,260	$207,513
% of net sales	26.7%			29.4%

Marketing and selling expenses	$43,552	$(2,324)	$(3,516)	$37,712
Administrative expenses	41,701	(1,785)	(18,148)	21,768
Research and development expenses	2,803	14	(180)	2,637
Termination fee received, net of costs, associated with the Hillshire merger agreement	6	(6)		—
Other expense (income), net	6,716	(3,122)	(655)	2,939
	$94,778	$(7,223)	$(22,499)	$65,056

Earnings before interest and taxes	$93,640	$13,058	$35,759	$142,457

Interest expense, net	$22,376	$—	$—	$22,376
Provision for income taxes	$35,135	$4,555	$5,208	$44,898
% effective tax rate	49.3%			37.4%

Net earnings	$36,129	$8,503	$30,551	$75,183

Diluted net earnings per share	$0.31			$0.64
Diluted weighted average outstanding shares	116,950			116,950

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$93,640	$13,058	$35,759	$142,457
Depreciation	17,282			17,282
Amortization	3,369			3,369
EBITDA	$114,291	$13,058	$35,759	$163,108

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($4.9MM), expenses related to the Gardein acquisition ($3.1MM), employee severance expense ($2.5MM), employee retention incentives related to the Hillshire merger agreement termination ($1.9MM) and expenses primarily related to the secondary offering of common stock ($0.6MM).
(3) Represents employee stock compensation expense related to previous awards that vested as a result of the fourth quarter liquidity event ($23.7MM) and employee equity-based retention incentives related to the termination of the Hillshire merger agreement ($1.8MM), unrealized mark-to-market losses ($9.0MM) resulting from hedging activities, expense related to the write-up to fair market value of inventories acquired in the Gardein acquisition ($0.6MM), and other expenses ($0.7MM).

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted (Note 1) and Proforma Statement of Operations Amounts (unaudited)
For the three months ended December 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted	Public	Proforma
	December 29,	Other Restructuring	Non-Cash	December 29,	Company	December 29,
	2013	Charges (2)	Items (3)	2013	Costs	2013
Net sales	$709,322	$—	$—	$709,322	$—	$709,322
Gross profit	$197,577	$751	$5,899	$204,227	$—	$204,227
% of net sales	27.9%			28.8%		28.8%

Marketing and selling expenses	$41,700	$(773)	$—	$40,927	$—	$40,927
Administrative expenses	26,601	(2,330)	—	24,271	(200)	24,071
Research and development expenses	2,691	—	—	2,691	—	2,691
Other expense (income), net	10,108	(6,067)	—	4,041	—	4,041
	$81,100	$(9,170)	$—	$71,930	$(200)	$71,730

Earnings before interest and taxes	$116,477	$9,921	$5,899	$132,297	$200	$132,497

Interest expense, net	$24,403	$—	$(73)	$24,330	—	$24,330
Provision for income taxes	$36,367	$3,359	$2,378	$42,104	$78	42,182
% effective tax rate	39.5%			39.0%		39.0%

Net earnings	$55,707	$6,562	$3,594	$65,863	$122	$65,985

Diluted net earnings per share	$0.48			$0.57		$0.57
Diluted weighted average outstanding shares	116,540			116,540		116,540

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$116,477	$9,921	$5,899	$132,297	$200	$132,497
Depreciation	16,284			16,284		16,284
Amortization	4,259			4,259		4,259
EBITDA	$137,020	$9,921	$5,899	$152,840	$200	$153,040

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents Wish-Bone acquisition related charges of ($7.2MM), employee severance ($1.0MM), restructuring charges ($0.7MM) and other expenses ($1.0MM).
(3) Represents expenses related to the write-up to fair value of inventories acquired in the Wish-Bone acquisition ($6.3MM), along with unrealized mark-to-market gains +$0.4MM resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the fiscal year ended December 28, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Fiscal Year Ended	Merger and	Other		Adjusted
	December 28,	Other Restructuring	Non-Cash	Other	December 28,
	2014	Charges (2)	Items (3)	Adjustments	2014
Net sales	$2,591,183	$—	$—	$—	$2,591,183
Gross profit	$681,198	$12,247	$17,856	$—	$711,301
% of net sales	26.3%				27.5%

Marketing and selling expenses	$177,372	$(3,113)	$(3,703)	$—	$170,556
Administrative expenses	117,275	(4,388)	(18,540)	(169)	94,178
Research and development expenses	11,281	(63)	(268)	—	10,950
Termination fee received, net of costs, associated with the Hillshire merger agreement	(152,982)	152,982			—
Other expense (income), net	15,981	(3,121)	(655)	—	12,205
	$168,927	$142,297	$(23,166)	$(169)	$287,889

Earnings before interest and taxes	$512,271	$(130,050)	$41,022	$169	$423,412

Interest expense, net	$96,053	$—	$18	$—	$96,071
Provision for income taxes	$167,800	$(51,205)	$7,243	$66	$123,904
% effective tax rate	40.3%				37.9%

Net earnings	$248,418	$(78,845)	$33,761	$103	$203,437

Diluted net earnings per share	$2.13				$1.74
Diluted weighted average outstanding shares	116,885				116,885

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$512,271	$(130,050)	$41,022	$169	$423,412
Depreciation	66,710				66,710
Amortization	13,917				13,917
EBITDA	$592,898	$(130,050)	$41,022	$169	$504,039

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents receipt of Hillshire merger agreement termination fee, net of external advisory expense and employee retention incentives +$149.0MM, plant integration and restructuring charges ($11.0MM), employee severance expense ($3.5MM), expenses related to the Gardein acquisition ($3.1MM), and expenses primarily related to the secondary offerings of common stock ($1.4MM).
(3) Represents employee stock compensation expense related to previous awards that vested as a result of the fourth quarter liquidity event ($23.7MM) and employee equity-based retention incentives related to the termination of the Hillshire merger agreement ($3.5MM), unrealized mark-to-market losses ($12.5MM) resulting from hedging activities, expense related to the write-up to fair value of inventories acquired in the Gardein acquisition ($0.6MM), and other expenses ($0.7MM).

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted (Note 1) and Proforma (Note 2) Statement of Operations Amounts (unaudited)
For the fiscal year ended December 29, 2013
(thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Fiscal Year Ended	Merger and	Other		Adjusted	Refinancing	Proforma
	December 29,	Other Restructuring	Non-Cash	Other	December 29,	Interest	December 29,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	2013
Net sales	$2,463,802	$—	$—	$—	$2,463,802	$—	$2,463,802
Gross profit	$654,249	$4,504	$5,620	$—	$664,373	$—	$664,373
% of net sales	26.6%				27.0%		27.0%

Marketing and selling expenses	$175,702	$(6,094)	$—	$—	$169,608	$—	$169,608
Administrative expenses	119,790	(5,343)	—	(19,181)	95,266	—	95,266
Research and development expenses	10,516	(129)	—	—	10,387	—	10,387
Other expense (income), net	55,204	(6,067)	—	(34,180)	14,957	—	14,957
	$361,212	$(17,633)	$—	$(53,361)	$290,218	$—	$290,218

Earnings before interest and taxes	$293,037	$22,137	$5,620	$53,361	$374,155	—	$374,155

Interest expense, net	$132,213	$—	$(330)	$(22,467)	$109,416	$(25,763)	$83,653
Provision for income taxes	$71,475	$7,948	$3,132	$20,513	$103,068	$10,048	113,116
% effective tax rate	44.4%				38.9%		38.9%

Net earnings	$89,349	$14,189	$2,818	$55,315	$161,671	$15,715	$177,386

Diluted net earnings per share	$0.82				$1.49	—	$1.52
Diluted weighted average outstanding shares	108,619				108,619	7,940	116,559

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$293,037	$22,137	$5,620	$53,361	$374,155	$—	$374,155
Depreciation	62,350				62,350		62,350
Amortization	15,875				15,875		15,875
EBITDA	$371,262	$22,137	$5,620	$53,361	$452,380	—	$452,380

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents restructuring charges related to plant closures ($7.3MM), principally our Millsboro, Delaware facility, Wish-Bone acquisition related charges of ($7.2MM) employee severance ($4.7MM), consulting and business optimization expenses related to the expansion of headquarter direct sales coverage for retail ($3.7MM), along with IPO related and other expenses ($2.1MM), partially offset by a +$2.9MM gain on sale of the Tacoma, Washington facility.
(4) Represents expenses related to the write-up to fair value of inventories acquired in the Wish-Bone acquisition ($6.3MM), along with unrealized mark-to-market gains resulting from hedging activities +$0.7MM.
(5) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($19.2MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months and fiscal years ended December 28, 2014 and December 29, 2013 (thousands)

	Three Months Ended		Fiscal Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales - Reported
Birds Eye Frozen	$317,361	$302,433	$1,115,232	$1,096,897
Duncan Hines Grocery	305,342	314,747	1,131,380	1,004,990
North America Retail	622,703	617,180	2,246,612	2,101,887
Specialty Foods	82,630	92,142	344,571	361,915
Total	$705,333	$709,322	$2,591,183	$2,463,802

Earnings before interest & taxes - Reported
Birds Eye Frozen	$54,268	$68,172	$182,376	$198,634
Duncan Hines Grocery	51,450	47,029	184,087	144,428
Specialty Foods	7,532	8,872	30,890	29,959
Unallocated corporate expenses	(19,610)	(7,596)	114,918	(79,984)
Total	$93,640	$116,477	$512,271	$293,037

Adjustments (Non-GAAP - See separate table)
Birds Eye Frozen	$16,716	$892	$20,760	$6,058
Duncan Hines Grocery	16,966	15,205	27,203	20,476
Specialty Foods	1,565	78	2,426	390
Unallocated corporate expenses	13,570	(356)	(139,248)	54,194
Total	$48,817	$15,819	$(88,859)	$81,118

Earnings before interest & taxes - Adjusted (Non-GAAP - See separate discussion and tables)
Birds Eye Frozen	$70,984	$69,064	$203,136	$204,692
Duncan Hines Grocery	68,416	62,234	211,290	164,904
Specialty Foods	9,097	8,950	33,316	30,349
Unallocated corporate expenses	(6,040)	(7,952)	(24,330)	(25,790)
Total	$142,457	$132,296	$423,412	$374,155

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted Segment Amounts
Supplemental Schedule of Adjustments Detail
For the three months and fiscal years ended December 28, 2014 and December 29, 2013
(millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Fiscal Year Ended
	December 28, 2014	December 29, 2013	December 28, 2014		December 29, 2013
Birds Eye Frozen
Restructuring charges	$—	$0.1	$—		$3.6
Liquidity event stock compensation expense	4.9	—	4.9		—
Gardein acquisition related charges	4.4	—	4.4		—
Employee severance	1.2	0.5	1.6		2.3
Unrealized mark-to-market (gain)/loss	4.3	(0.2)	5.9		(0.3)
Hillshire merger termination-related employee compensation expense	1.8	—	3.5		—
Other	0.1	0.4	0.4		0.4
Total Birds Eye Frozen	$16.7	$0.8	$20.7		$6.0

Duncan Hines Grocery
Wish-Bone acquisition related charges	$—	$13.8	$0.4		$13.8
Restructuring charges	5.0	0.6	10.7		4.4
Liquidity event stock compensation expense	4.7	—	4.7		—
Employee severance	1.2	0.4	1.7		2.0
Unrealized mark-to-market (gain)/loss	4.1	(0.2)	5.6		(0.3)
Hillshire merger termination-related employee compensation expense	1.7	—	3.4		—
Other	0.3	0.6	0.7		0.6
Total Duncan Hines Grocery	$17.0	$15.2	$27.2		$20.5

Specialty Foods
Liquidity event stock compensation expense	$0.6	$—	$0.6		$—
Employee severance	0.2	0.1	0.2		0.4
Unrealized mark-to-market (gain)/loss	0.5	—	0.8		—
Hillshire merger termination-related employee compensation expense	0.2	—	0.5		—
Other	0.1	—	0.4		—
Total Specialty Foods	$1.6	$0.1	$2.5	—	$0.4

Unallocated Corporate Expenses
Hillshire Merger Termination Fee Received, net	$—	$—	$(153.0)		$—
Liquidity event stock compensation expense	13.6	—	13.6		—
Premiums paid on redemption of Senior Notes	—	—	—		34.2
Blackstone management/advisory fee	—	—	—		19.2
Other	—	(0.4)	0.2		0.8
Total Unallocated Corporate Expenses	$13.6	$(0.4)	$(139.2)		$54.2